GENTIUM S.p.A.

PIAZZA XX SETTEMBRE 2
22079 VILLA GUARDIA (COMO)
ITALY
+39 031 385111

424B3

Filed on 3/8/2007
File Number 333-139422

Filed pursuant to Rule No. 424(b)(3)
File Number: 333-139422

GENTIUM S.P.A.

PROSPECTUS SUPPLEMENT NO. 1
DATED MARCH 8, 2007

TO PROSPECTUS DATED
DECEMBER 20, 2006

This Prospectus Supplement No. 1 supplements information contained in our prospectus dated December 20, 2006, as amended and supplemented from time to time (the “Gentium Prospectus”). The information in this Supplement No. 1 supplements, modifies and supersedes some of the information contained in the Gentium Prospectus.

The purpose of this Prospectus Supplement No. 1 is to inform you that the selling security holder identified as “I-Bankers Securities, Incorporated” has assigned warrants to subscribe up to 72,600 ordinary shares of Gentium S.p.A., of the total warrants to purchase 75,600 ordinary shares held by it, to various persons and entities (the “Assignees”) as set forth in the selling security holder table below. The Assignees are being added to the table of Selling Security Holders in the Gentium Prospectus to permit the resale of such ordinary shares upon exercise of the warrants by the Assignees under the Registration Statement and pursuant to the Gentium Prospectus. No additional securities are being registered hereby.

You should read this Prospectus Supplement No. 1 in conjunction with the Gentium Prospectus. This Prospectus Supplement No. 1 is not complete without, and may not be delivered or utilized except in connection with, the Gentium Prospectus including any amendments or supplements thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

SELLING SECURITY HOLDERS

Our ADSs to which this prospectus relates are being registered for resale by the selling security holders.

The selling security holders may resell all, a portion or none of such ADSs from time to time. The table below sets forth with respect to each selling security holder, based upon information available to us as of the date of this prospectus, the number and percentage of ADSs (or, in the case of security holders who currently hold ordinary shares or securities exercisable into ordinary shares, the number and percentage of ordinary shares) beneficially owned before this offering, the number of ADSs registered for resale by this prospectus and the number and percent of ADSs that will be beneficially owned immediately after this offering assuming the sale of all of the registered ADSs.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. ADSs or ordinary shares underlying our convertible securities that are exercisable within 60 days from the date of this prospectus are deemed outstanding for computing the amount and percentage owned by the person or group holding such convertible securities, but are not deemed outstanding for computing the percentage owned by any other person or group.

	ADSs Beneficially Owned Before The Offering		ADSs	ADSs Beneficially Owned After The Offering
Holder	ADSs	Percent	Offered	ADSs	Percent
David Dobson (1)	4,516	*	4,516	0	0
Alessandro Falconi (2)	7,988	*	7,988	0	0
Paolo Floriani (3)	9,528	*	9,528	0	0
Shelley Gluck (4)	7,862	*	7,862	0	0
I-Bankers Securities, Incorporated (5)	3,000	*	3,000	0	0
Maxim Partners LLC (6)	75,600	*	75,600	0	0
Michael McCrory (7)	43,572	*	40,572	0	0
Southwest Securities, Inc. (8)	2,134	*	2,134	0	0
Total ADSs Offered:			151,200

* Less than 1%

(1)
Address is c/o I-Bankers Securities, Incorporated, Attention: Shelley Gluck, 125 E. John Carpenter Freeway, Suite 260, Irving, Texas 75062. ADSs beneficially owned before the offering and ADSs offered consist of 4,516 ADSs representing ordinary shares issuable upon exercise of warrants that are currently exercisable.

(2)
Address is c/o I-Bankers Securities, Incorporated, Attention: Shelley Gluck, 125 E. John Carpenter Freeway, Suite 260, Irving, Texas 75062. ADSs beneficially owned before the offering and ADSs offered consist of 7,988 ADSs representing ordinary shares issuable upon exercise of warrants that are currently exercisable.

(3)
Address is Via Cattori 6, 6902 Lugano, Switzerland. ADSs beneficially owned before the offering and ADSs offered consist of 9,528 ADSs representing ordinary shares issuable upon exercise of warrants that are currently exercisable.

(4)
Address is 125 E. John Carpenter Freeway, Suite 260, Irving, Texas 75062. ADSs beneficially owned before the offering and ADSs offered consist of 7,862 ADSs representing ordinary shares issuable upon exercise of warrants that are currently exercisable.

(5)
Address is 1560 East Southlake Boulevard, Suite 232, Southlake, Texas 76092. ADSs beneficially owned before the offering and ADSs offered consist of 3,000 ADSs representing ordinary shares issuable upon exercise of warrants that are currently exercisable. I-Bankers Securities, Incorporated is controlled by Michael McCrory. As a result, Mr. McCrory may be deemed to share dispositive control over the ADSs beneficially owned and offered by I-Bankers Securities, Incorporated and therefore may be deemed to be a beneficial owner of such securities.

(6)
Address is 405 Lexington Avenue, New York, New York 10174. ADSs beneficially owned before the offering and ADSs offered consist of 75,600 ADSs representing ordinary shares issuable upon exercise of warrants that are currently exercisable. MJR Holdings LLC is the majority owner of Maxim Partners LLC. Michael Rabinowitz is the sole manager of MJR Holdings, Inc. As a result, each of MJR Holdings LLC and Mr. Rabinowitz may be deemed to share dispositive control over the ADSs beneficially owned and offered by Maxim Partners LLC and therefore may be deemed to be a beneficial owner of such securities.

(7)
Address is 125 E. John Carpenter Freeway, Suite 260, Irving, Texas 75062. ADSs beneficially owned before the offering include 40,572 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable and 3,000 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable that are beneficially owned by I-Bankers Securities, Incorporated. Mr. McCrory has a controlling interest in I-Bankers Securities, Incorporated. As a result, Mr. McCrory may be deemed to share voting and/or dispositive control over the ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable that are beneficially owned and offered by I-Bankers Securities, Incorporated, and therefore, Mr. McCrory may be deemed to be a beneficial owner of such securities. ADSs offered consist of 40,572 ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable. ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable that are beneficially owned after the offering assumes that I-Bankers Securities, Incorporated sells all of its ADSs representing ordinary shares issuable upon exercise of warrants currently exercisable as part of this offering.

(8)
Address is c/o I-Bankers Securities, Incorporated, Attention: Shelley Gluck, 125 E. John Carpenter Freeway, Suite 260, Irving, Texas 75062. ADSs beneficially owned before the offering and ADSs offered consist of 2,134 ADSs representing ordinary shares issuable upon exercise of warrants that are currently exercisable.

The selling security holders have not within the past three years had any position, office or other material relationship with our company, except that Maxim Partners LLC is an affiliate of Maxim Group LLC, which acted as a managing underwriter of our initial public offering of securities, and I-Bankers Securities, Incorporated was also a managing underwriter of our initial public offering of securities, as described in our registration statement on Form F-1, Registration No. 333-122233.

The information provided above with respect to the selling security holders has been obtained from such selling security holders. Because the selling security holders may sell all or some portion of the ADSs or ordinary shares beneficially owned by them, only an estimate (assuming the selling security holders sell all of the ADSs or ordinary shares offered in this prospectus) can be given as to the number of ADSs or ordinary shares that will be beneficially owned by the selling security holders after this offering, and as to the percentage of all outstanding ADSs or ordinary shares constituted by such ADSs or ordinary shares. In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information regarding the ADSs or ordinary shares beneficially owned by them, all or a portion of the ADSs or ordinary shares beneficially owned by them in transactions exempt from the registration requirements of the Securities Act.